Exhibit 10.4

ARC DOCUMENT SOLUTIONS, INC.

2014 STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK AWARD

You have been granted the following Restricted Shares of Common Stock of ARC Document Solutions, Inc. (the “Company”) under the Company’s 2014 Stock Incentive Plan (the “Plan”):

Date of Grant:	[Date of Grant]

Name of Recipient:	[Name of Recipient]

Total Number of Shares Granted:	[Total Shares]

Fair Market Value per Share:	$[Value Per Share]

Total Fair Market Value Of Award:	$[Total Value]

Vesting Commencement Date:	[ ]

Vesting Schedule:	[The Shares subject to this Award vest with respect to the first 1/3rd of the Shares subject to this Award when you complete 12 months of continuous Service as an Employee or a Consultant from the Vesting Commencement Date. Thereafter, the Shares subject to this Award vest with respect to an additional 1/3rd of the Shares subject to this Award when you complete each additional 12 months of such Service.]

By your signature and the signature of the Company’s representative below, you and the Company agree that these Restricted Shares are granted under and governed by the term and conditions of the Plan and the Restricted Stock Agreement (the “Agreement”), both of which are attached to and made a part of this document.

By signing this document you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail.

[NAME OF RECIPIENT]	ARC DOCUMENT SOLUTIONS, INC.

By:
Title:

ARC DOCUMENT SOLUTIONS, INC.

NOTICE OF RESTRICTED STOCK AWARD

ARC DOCUMENT SOLUTIONS, INC.

2014 STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Payment For Shares	No cash payment is required for the Shares you receive. You are receiving the Shares in consideration for Services rendered by you.

Vesting	The Shares that you are receiving will vest in installments, as shown in the Notice of Restricted Stock Award.

No additional Shares vest after your Service as an Employee or a Consultant has terminated for any reason.

Shares Restricted	Unvested Shares will be considered “Restricted Shares.” Except to the extent permitted by the Committee, you may not sell, transfer, assign, pledge or otherwise dispose of Restricted Shares.

Forfeiture	If your Service terminates for any reason, then your Shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of termination. This means that the Restricted Shares will immediately revert to the Company. You receive no payment for Restricted Shares that are forfeited. The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.

Leaves Of Absence	For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Stock Certificates	The certificates for the Restricted Shares have stamped on them a special legend referring to the forfeiture restrictions. In addition to or in lieu of imposing the legend, the Company may hold the certificates in escrow. As your vested percentage increases, you may request (at reasonable intervals) that the Company release to you a non-legended certificate for your vested Shares.

ARC DOCUMENT SOLUTIONS, INC.

NOTICE OF RESTRICTED STOCK AWARD

Shareholder Rights	During the period of time between the date of grant and the date the Restricted Shares become vested, you shall have all the rights of a shareholder with respect to the Restricted Shares except for the right to transfer the Restricted Shares, as set forth above. Accordingly, you shall have the right to vote the Restricted Shares and to receive any cash dividends paid with respect to the Restricted Shares.

Withholding Taxes

Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the shares received under this Award, including the award or vesting of such shares, the subsequent sale of shares under this Award and the receipt of any dividends; and (2) do not commit to structure the terms of the award to reduce or eliminate your liability for Tax-Related Items.

No stock certificates will be released to you, unless you have paid or made adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account of obligations of the Company and/or your Employer. In this regard, you authorize the Company and/or your Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or your Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding shares that otherwise would be delivered to you when they vest having a Fair Market Value equal to the amount necessary to satisfy the minimum statutory withholding amount, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), or (c) any other arrangement approved by the Company. The Fair Market Value of these Shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. Finally, you shall pay to the Company or your Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your acquisition of Shares that cannot be satisfied by the means previously described. The Company

ARC DOCUMENT SOLUTIONS, INC.

RESTRICTED STOCK AGREEMENT

may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

Restrictions On Resale	You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights	Neither your Award nor this Agreement gives you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company Shares, or an extraordinary dividend, or a merger or a reorganization of the Company, the forfeiture provisions described above will apply to all new, substitute or additional securities or other assets to which you are entitled by reason of your ownership of the Shares.

Successors and Assigns	Except as otherwise provided in the Plan or this Agreement, every term of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Notice	Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California (without regard to their choice-of-law provisions).

Miscellaneous	You understand and acknowledge that (i) the Plan is entirely discretionary, (ii) the Company and your employer have reserved the right to amend, suspend or terminate the Plan at any time, (iii) the grant of your Award does not in any way create any contractual or other right to receive additional grants of awards (or benefits in lieu of awards) at any time or in any amount and (iv) all determinations

ARC DOCUMENT SOLUTIONS, INC.

RESTRICTED STOCK AGREEMENT

with respect to any additional grants, including (without limitation) the times when awards will be granted, the number of shares offered, the purchase price and the vesting schedule, will be at the sole discretion of the Company.

The value of this Award shall be an extraordinary item of compensation outside the scope of your employment contract, if any, and shall not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

You hereby authorize and direct your employer to disclose to the Company or any Subsidiary any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as your employer deems necessary or appropriate to facilitate the administration of the Plan.

You consent to the collection, use and transfer of personal data as described in this subsection. You understand and acknowledge that the Company, your employer and the Company’s other Subsidiaries hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company and details of all awards or any other entitlements to shares awarded, canceled, exercised, vested, unvested or outstanding in the your favor (the “Data”). You further understand and acknowledge that the Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company and/or any Subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on your behalf.

ARC DOCUMENT SOLUTIONS, INC.

RESTRICTED STOCK AGREEMENT

You may, at any time, view the Data, require any necessary modifications of Data or withdraw the consents set forth in this subsection by contacting the Human Resources Department of the Company in writing.

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. All capitalized terms in this Agreement shall have the meanings assigned to them in the Plan. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under the Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT,

YOU AGREE TO ALL OF THE TERMS AND CONDITIONS

DESCRIBED ABOVE AND IN THE PLAN.

ARC DOCUMENT SOLUTIONS, INC.

RESTRICTED STOCK AGREEMENT